Exhibit 10 (iii) (A)

EXECUTIVE COMPENSATION AND NON-COMPETITION AGREEMENT

AGREEMENT made this 8th day of February, 2012, effective as of January 1, 2012, by and between Drew Industries Incorporated, a Delaware corporation (the “Corporation”) and Fredric M. Zinn (the “Executive”).

W I T N E S S E T H:

WHEREAS, effective May 28, 2008, the Executive was appointed President of the Corporation, and effective January 1, 2009, the Executive was appointed Chief Executive Officer of the Corporation; and

WHEREAS, the Corporation and the Executive agreed on certain compensation and benefits to be provided to the Executive through December 31, 2011 in consideration for his services to the Corporation and its subsidiaries (collectively, the “Affiliated Companies”); and

WHEREAS, the Corporation and the Executive have agreed on certain compensation and benefits to be provided to the Executive through December 31, 2014 in consideration for his services to the Affiliated Companies; and

WHEREAS, the Corporation does not wish the Executive to compete against the Affiliated Companies,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.  Employment.  The Corporation agrees to employ the Executive, and the Executive agrees to serve the Corporation, as President and Chief Executive Officer.  The Executive will perform his duties on behalf of the Corporation at the principal executive offices of the Corporation in White Plains, New York.  Relocation of the Corporation’s executive offices is subject to approval of the Corporation’s Board of Directors, and the Executive shall at no time be required to change the locale of his residence without his consent.

2.  Employment-At-Will.  The Executive shall be an employee-at-will, and this Agreement shall not constitute an obligation of the Executive or the Corporation to continue the Executive’s employment for any period.

3.  Duties.  The Executive shall exert his best efforts and, subject to the terms and provisions hereof, shall devote substantially all of his time, attention, skills and efforts to the business and affairs of the Affiliated Companies and will use his best efforts to promote the interests thereof. Consistent with the foregoing, the Executive shall not be precluded from giving appropriate attention to his personal and financial affairs. The Executive shall act in accordance with the policies of the Corporation as determined from time-to-time by its Board of Directors consistent with this Agreement, and shall perform such services and duties as the Board of Directors may from time-to-time direct consistent with this Agreement.  Performance of the Executive’s services will be reviewed annually by the Corporation’s Compensation Committee.

4.   Compensation.

4.1         The Corporation agrees to pay the Executive for his services hereunder a salary (“Base Salary”) of Five Hundred Thousand Ninety ($590,000) Dollars annually, payable according to the customary payroll practices of the Corporation.

4.2          In addition to Base Salary, the Executive will receive each year Deferred Stock Units, representing shares of Common Stock of the Corporation (“DSUs”) equivalent in value to One Hundred Fifty Thousand ($150,000) Dollars, based on the price of the Common Stock on the NYSE on December 31 of such year (“Incentive DSUs Bonus”), paid at the end of such year; provided, however, that Incentive DSUs will be forfeited at the rate of 250 Incentive DSUs for each 0.1% that the Corporation’s ROIC for the year is below 18%.

5.   Performance-based Incentive Compensation.

5.1   In addition to the Base Salary and Incentive DSUs Bonus, the Executive shall be entitled to receive, for each year January 1, 2012 through December 31, 2014 (the “Measurement Period”), performance-based profit incentive compensation (the “Profit Bonus”) consisting of the following:

5.1.1   $4,000 for each $0.01 that the Corporation’s adjusted earnings per diluted share (as defined herein, “Adjusted EPS”) for each year during the Measurement Period exceeds the Corporation’s Adjusted EPS for the prior year; plus

5.1.2   $4,000 for each $0.01 that the Corporation’s Adjusted EPS for each year during the Measurement Period exceeds $1.53; plus

5.1.3   $10,000, plus or minus, for each 1% that the increase or decrease in Corporation’s Adjusted EPS for each year during the Measurement Period is above or below 1.75 times the Index of Number of Industry Units Sold (as defined herein); provided, however, that the amount added or subtracted will not exceed 0.6% of Corporation’s pre-tax income for the subject year.

5.2   Upon expiration of the Measurement Period, the Executive shall be entitled to receive 750 DSUs for each 0.1% that the Corporation’s average annual return on invested capital (as defined herein, “ROIC”) for the Measurement Period is above 18%; provided, however, that the total number of DSUs will not exceed 50,000 units (the “ROIC Bonus”).

5.3   For purposes of this Agreement:

5.3.1   The term “Adjusted EPS” means the earnings per diluted share as reported by the Corporation in its consolidated financial statements, adjusted to exclude the after-tax impact of any judgment award or settlement amount paid to terminate litigation pending as of the date hereof involving products manufactured by the Kinro Composites division of Kinro.

5.3.2   The term “return on invested capital” means (i) earnings before giving effect to interest and taxes divided by (ii) the sum of the average, as at the last day of each quarter of each year, of (a) net worth, plus (b) indebtedness, minus (c) cash on hand and invested cash.

5.3.3   The term “Index of Number of Industry Units Sold” means, for any year, the percentage change from the prior year in the weighted average of (i) the annual wholesale shipments of travel trailer and fifth wheel travel trailers as reported by the Recreational Vehicle Industry Association (“RVIA”), (ii) the annual industry-wide wholesale shipments of motorhomes as reported by the RVIA, and (iii) the annual industry-wide wholesale production of manufactured homes as reported by the Institute for Building Technology and Safety.  The annual shipments or production determined in clauses (i), (ii), and (iii) shall be weighted based on the relative net sales by the Affiliated Companies of components for the products described in clauses (i), (ii) and (iii).

5.4   Notwithstanding anything to the contrary contained herein, the following shall apply to payment of the Profit Bonus, the Incentive DSUs Bonus and the ROIC Bonus:

5.4.1   Election by the Executive to defer receipt of the shares of stock deliverable pursuant to any DSUs must be for a period of not less than three years from the date the DSUs are issued with respect to the Profit Bonus and the Incentive DSU Bonus and one year with respect to the ROIC Bonus and must be made in December of each year preceding the year for which the Excess Bonus (as defined herein) could be earned, on a form furnished by the Corporation.

5.4.2   For any year during the Measurement Period, the first $590,000 of Profit Bonus will be paid in cash, and the Profit Bonus in excess of $590,000 (the “Excess Bonus”) will be paid 50% in DSUs and the balance in cash.

5.4.3   The Profit Bonus for any year during the Measurement Period may not exceed 5% of the Corporation’s pre-tax income as reported in its consolidated financial statements.

5.4.4   All cash payments, and grants and issuances of DSUs, shall be made on, or as soon as practicable after, the date on which the Corporation’s Compensation Committee approves the determination of the Profit Bonus, Incentive DSUs Bonus and the ROIC Bonus following the Corporation’s release of its year-end results of operations, but in no event later than two and one-half months after the end of the Corporation’s fiscal year.

5.4.5   With respect to the Profit Bonus, if any, if the Affiliated Companies shall acquire additional business operations, or dispose of existing business operations, the performance goals pursuant to which the Profit Bonus and the Incentive DSUs Bonus are paid will be modified, consistent with the Corporation’s past practices, to give effect to such acquisition or disposition.

5.5   Nothing in this Agreement, nor any fixing of compensation in the form of Base Salary, Profit Bonus, ROIC Bonus, Incentive DSUs Bonus, deferred compensation, securities, or otherwise, shall prevent the Compensation Committee from granting to the Executive additional compensation in the form of cash, salary increases, deferred compensation, securities or otherwise.

6.   Compliance.

6.1   The Corporation and the Executive intend that the provisions of this Agreement shall comply in all respects with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code).  Accordingly, notwithstanding anything in this Agreement to the contrary, all elections to defer, distributions, and all other aspects of this Agreement, shall be made in compliance with Section 409A of the Code and any regulations or other guidance thereunder.  To the extent required, this Agreement will be revised and amended in order to comply with the provisions of Section 409A of the Code, as amended from time to time, and any regulations or guidance thereunder as described in Notice 2008-13 or other guidance thereunder.

6.2   In no event shall the Executive receive any awards which are deemed to be deferred compensation under the provisions of Section 409A of the Code, unless all aspects of such awards meet the requirements of Section 409A of the Code.

6.3   All compensation, in whatever form, payable pursuant to this Agreement shall be subject in all respects to the terms, provisions and conditions of the Drew Industries Incorporated Equity Award and Incentive Plan, as Amended and Restated, as amended from time to time (the “Plan”).

6.4   Notwithstanding anything herein to the contrary, if at the time of the Executive’s “Separation From Service” (as hereinafter defined) the Executive shall be a “specified employee” (within the meaning of Treasury Regulation 1.409A-1(i)), as determined in a uniform manner by the Corporation, and the Corporation makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code), such amount payable to the Executive shall not be paid or commence until the first business day after six months following the Executive’s “Separation From Service” (or if earlier upon his death).  The term “Separation From Service” shall mean the Executive’s termination of active employment, whether voluntary or involuntary (other than by death) with the Corporation or any of its affiliated companies within the meaning of Treasury Regulation 1.409A-1(h).  The Corporation will determine whether the Executive has terminated active employment (and incurred a Separation From Service) based upon facts and circumstances described in Treasury Regulation 1.409A-1(h)(1)(ii). The Executive shall incur a Separation From Service if the Corporation and the Executive reasonably anticipate that the Executive will not perform any additional services after a certain date or that the level of bona fide services (as an employee or an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed over the immediately preceding 36-month period.  The provisions of this Section 6.4 shall only apply if, and to the minimum extent, necessary to comply with Section 409A of the Code, to avoid the Executive’s incurrence of any additional taxes or penalties under Section 409A.

7.   Benefits.

7.1   The Executive and his immediate family shall be entitled to receive medical coverage at least equivalent, in nature and extent, to the medical coverage afforded to other executives of the Corporation holding positions with similar responsibilities, and such other reasonable benefits which he has received from the Corporation prior to the date hereof.

7.2   The Executive agrees to have an annual comprehensive physical examination at the expense of the Corporation (to the extent not covered by insurance) by a physician of his choice.

7.3   The Executive shall be eligible to participate in any pension, retirement, or profit-sharing plan adopted by the Corporation for the benefit of its executives.

7.4   The Corporation shall maintain, at no cost to the Executive, (i) life insurance substantially in the amount which he has received from the Corporation prior to the date hereof, and (ii) disability insurance providing for weekly payments to the Executive, in the event the Executive shall fail or be unable to perform his obligations hereunder, in the amount of not less than $120,000 per year; which payments shall continue for the maximum available term after the commencement of disability.

7.5   The Corporation, at its expense, will make available to the Executive one automobile (or an automobile allowance) in accordance with Corporation’s automobile policy, together with gasoline, customary insurance, maintenance, and license fees, to be used in connection with the business of the Corporation.

7.6   The Executive shall be entitled to a vacation each year of not less than three (3) weeks.

7.7   Each year, the Corporation will recommend that the Compensation Committee grant to the Executive options to purchase additional shares of the Corporation’s Common Stock, or other equity awards, subject to the discretion of the Compensation Committee.

8.   Expenses.  All travel and other expenses incident to the rendering of services by the Executive hereunder in accordance with the travel policies of the Corporation will be paid by the Corporation.  If any such expenses are paid in the first instance by the Executive, the Corporation will reimburse him therefore on presentation of expense vouchers.

9.   Termination.

9.1   If, on account of physical or mental “Disability” (as defined herein) the Executive shall fail or be unable to fully perform his duties for a continuous period of six (6) months, the Corporation may, at its option, at any time thereafter, upon thirty (30) days written notice to the Executive, terminate the Executive’s employment at the end of said notice period.  Notwithstanding the termination of the period of employment as aforesaid,  the Executive shall be entitled to receive the difference between the sum of (A)(i) Base Salary for a period of one (1) year from the date of termination, plus (ii) the Proportionate Profit Bonus (as defined herein), plus (iii) the Proportionate ROIC Bonus (as defined herein), plus (iv) the Proportionate Incentive DSUs Bonus (as defined herein), over (B) the amount of disability payments received by the Executive pursuant to disability insurance provided in accordance with this Agreement; and the Executive shall be entitled to receive the benefits provided in Section 7 hereof for a period of one (1) year from the date of termination.

9.1.1   “Disability” shall mean a condition of the Executive whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for  a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous  period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under disability insurance plan covering employees of the Corporation.  The Corporation will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose.

9.2   In the event of the death of the Executive, this Agreement shall terminate on the date of death. In such case, the Corporation shall continue to pay to the heir or designee of the Executive the sum of (i) the Base Salary, and the benefits provided in Section 7 hereof, which the Executive would have been entitled to receive but for such termination for a period of one (1) year from the date of death of the Executive, plus (ii) the Proportionate Profit Bonus, plus (iii) the Proportionate ROIC Bonus, plus (iv) the Proportionate Incentive DSUs Bonus.

9.3   The Corporation shall have the right to terminate the Executive’s employment at any time upon ten (10) days written notice to the Executive if the Executive engages in any “prohibited activity or conduct” as described in the Plan.  In such event, the Executive’s employment shall come to an end as of the end of such notice period, and the Corporation shall have no further obligation or liability to the Executive.

9.4   Subject to Section 6.4 hereof, in the event the Corporation (i) terminates the Executive’s employment for any reason other than as provided in Sections 9.1, 9.2, or 9.3; or (ii) relocates its executive office to a location outside of a radius of 25 miles from the Corporation’s current office in White Plains, New York, and, as a result, the Executive terminates his employment with the Corporation, in either event,

9.4.1   the Corporation shall pay to the Executive the sum of (i) the Base Salary, and the benefits provided in Section 7 hereof, which the Executive would have been entitled to receive but for such termination, for a period of two (2) years from the date of termination, plus (ii) the Proportionate Profit Bonus, plus (iii) the Proportionate ROIC Bonus, plus (iv) the Proportionate DSUs Bonus; and

9.4.2   All unvested stock-based awards of the Executive shall immediately become fully vested, except as provided in Section 9.5 hereof.

9.5   For purposes of this Article:

9.5.1   The term “Proportionate Profit Bonus” means, if termination of employment occurs prior to the expiration of any full year during the Measurement Period, the Profit Bonus calculated proportionately based on the number of months of employment during such year, over 12.

9.5.2   The term “Proportionate ROIC Bonus” means, if termination of employment occurs prior to expiration of the entire Measurement Period, (i) the Measurement Period shall terminate on December 31 of the year in which termination of employment occurs, and (ii) the proportionate ROIC Bonus shall be the ROIC Bonus calculated based on the Measurement Period adjusted in accordance with clause (i) for the period from January 1, 2012 to December 31 of the year in which termination of employment occurs multiplied by a fraction, the numerator of which shall be the number of months of employment since January 1, 2012 and the denominator of which shall be 36.

9.5.3   The term “Proportionate Incentive DSUs Bonus” means, if termination of employment occurs prior to the expiration of any full year during the Measurement Period, the Incentive DSUs Bonus calculated proportionately based on the number of months of employment during such year, over 12, with the number of shares based on the price of the Common Stock on the NYSE on the date of termination of employment.

9.6   The Corporation shall have the right, at its sole discretion, to convert all or any DSUs earned pursuant to the Proportionate Profit Bonus, the Proportionate ROIC Bonus and the Proportionate Incentive DSUs Bonus into shares of the Corporation’s Common Stock or into cash equivalent in value to such shares based on the closing price of the Common Stock on the NYSE on notice to the Executive within ten (10) days of the date of termination.

9.7   All cash and shares of Common Stock deliverable pursuant to this Section 9 shall be paid or delivered as soon as practicable.

10.   Non-Competition-Corporate Property-Confidential Information.

10.1   While he is employed by the Corporation, and for a period of three (3) years from the date of termination of employment for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, undertake or perform services in or for, or render services to, participate in, or have financial interest in, or engage in, any business competitive to that of the business of the Affiliated Companies or solicit for employment or employ any employee of the Affiliated Companies.  For purposes hereof, a business shall be deemed competitive if it is conducted in any geographic or market area in which any of the Affiliated Companies are engaged in business during the Restricted Period and involves the development, design, manufacture, marketing, packaging, sale, use in production, or distribution, of any products developed, designed, manufactured, sold, used in production, or distributed, or the offering of any services offered, by any of the Affiliated Companies, whether on the date hereof or as of the termination date of employment including, but not limited to, products for the manufactured housing (including park and office models), modular housing, recreational vehicle, bus, and boat and other specialty utility trailer, industries; and the Executive will be deemed directly or indirectly to engage in such business if the Executive, or any member of his immediate family participates in such business, or in any entity engaged in or which owns such business, as an officer, director, employee, consultant, partner, individual proprietor, manager or as an investor who has made any loans, contributed to capital stock or purchased any stock; the Executive will not, at any time, utilize any trade names or corporate names used by the Affiliated Companies, or any derivatives of such names, in any business competitive to that of the business of the Affiliated Companies, nor any patent, trademark, trade name, service mark, logo, copyright or similar intellectual property, whether or not registered, of any of the Affiliated Companies.  The foregoing, however, shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Act of 1934 and, if the company in which such investment is made competes with any of the Affiliated Companies, such investment represents less than one (1%) per cent of the outstanding securities of such class.

10.2   The Executive agrees that all products, packaging, inventions, patents, patent applications, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to the business of the Affiliated Companies, conceived, invented, discovered or executed by the Executive, whether or not marketed or utilized by the Affiliated Companies, shall be sole and exclusive property of the Affiliated Companies, without additional compensation payable thereof; and by these presents the Executive hereby assigns to the Corporation any and all right, title and interest he has, or may have, therein.

10.3   The Executive acknowledges and agrees that during, and as a consequence of employment with the Corporation, he has learned confidential, proprietary and trade secret information of and about the Affiliated Companies, and has had access to and has been involved in the development and utilization of the Affiliated Companies’ confidential and proprietary business information. “Confidential Information” means information about the Affiliated Companies in whatever form disclosed or known to the Executive as a consequence of his employment by the Corporation which relates to the Affiliated Companies’ business, products, processes, or services that gives them a competitive advantage in the marketplace, including, but not limited to: (a) any information that would be considered a trade secret within the meaning of applicable Federal or state law; (b) information relating to any of the Affiliated Companies’ existing products or services or products or services under development; (c) information relating to the Affiliated Companies’ business dealings with customers or suppliers; (d) confidential customer or prospective customer lists; (e) sales-prices, costs, and profit margins; (f) confidential marketing and advertising programs; (g) financial information; (h) sales performance and strategies; (i) human resources strategies; (j) merger and acquisition plans; and (k) proprietary software or processes utilized by the Affiliated Companies.  Confidential Information does not include information that the Executive proves was generally known and readily available to the Affiliated Companies’ competitors through legitimate means.  The Executive agrees that he will not, while employed by the Corporation or at any time after the termination employment, disclose to anyone (except as authorized by the Corporation in furtherance of its business), publish, or use in competition with the Affiliated Companies, any of their Confidential Information.  The Executive further agrees to abide by all rules or regulations the Corporation may implement from time to time to further protect their Confidential Information.

10.4   The Executive has carefully considered the nature and extent of the restrictions placed upon him, and the rights and remedies the Company has under this Agreement, and acknowledges and agrees that they are reasonable as to time, territory, and activity; are designed to eliminate unfair competition to the Company; do not stifle the Executive’s inherent skill and experience or prohibit the Executive from being gainfully employed in the Executive’s chosen profession; are fully required to protect the legitimate interests in the Company; and do not confer a benefit upon the Company disproportionate to the restrictions imposed upon the Executive, or the consideration given therefor.  It is the intention of the parties that, if any court of competent jurisdiction after a hearing on the merits construes any provision or clause of this Section 10, or any portion thereof, to be illegal, invalid or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and in its reduced form, such provision shall then be enforceable and shall be enforced.

10.5   The Executive agrees that the obligations created by the restrictions placed upon him by this Section 10, as well as the Corporation’s rights and remedies in connection therewith, are in all respects transferable by the Corporation to any transferee of all or substantially all of the assets of the Corporation, or to the acquirer(s) of the Corporation’s capital stock in connection with a Change in Control as defined in the Plan.

11.   Notices.

11.1   All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, telegram, facsimile or other standard form of telecommunication, or by registered or certified post-paid mail, return receipt requested, or by courier, and addressed as follows, or to such other address as any party may notify the other in accordance with the provisions hereof:

To the Corporation:	Drew Industries Incorporated
200 Mamaroneck Avenue
White Plains, New York 10601
Attention: Chairman
Telephone: (914) 428-9098
Telecopy: (914) 428-4581

To the Executive:	Fredric M. Zinn

12.   Additional Provisions.

12.1   This Agreement constitutes the entire Agreement between the parties, and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto, or by a writing signed by the parties hereto.

12.2   This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Executive, his heirs, executors, administrators and legal representatives.

12.3   This Agreement shall not be terminated, voluntarily or involuntarily, by the liquidation or dissolution of the Corporation or by the merger or consolidation of the Corporation with or into another corporation.

12.4   Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.5   This Agreement shall be governed by the internal laws of the State of New York without giving effect to principles of conflicts of law.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in White Plains, New York over any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably waives to the fullest extent permitted by law, (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

12.6   This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

12.7   In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

12.8   The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporation has caused these presents to be signed by its duly authorized officers, and the Executive has hereunto set his hand the day and year first above written.

DREW INDUSTRIES INCORPORATED

By:
Leigh J. Abrams:
Chairman of the Board

Fredric M. Zinn